Exhibit 10.1

SUNOCO, INC.

SENIOR EXECUTIVE INCENTIVE PLAN

(effective as of January 1, 2010)

SUNOCO, INC.

SENIOR EXECUTIVE INCENTIVE PLAN

I. PURPOSE

This Plan is designed to provide for Awards to selected executive officers, who, individually or as members of a group, contribute in a substantial degree to the success of the Company and the Company Group, and who are in a position to have a direct and significant impact on the growth and success of the Company and the Company Group, thus affording to them a means of participating in that success and an incentive to contribute further to that success. This Plan is intended to provide performance-based compensation as described in section 162(m) of the Code.

II. DEFINITIONS

The following words and phrases shall have the meanings set forth below:

2.1. “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of significant: gains (losses) on the disposal of assets; asset impairments, retirements or writedowns; gains (losses) associated with legal, insurance or tax settlements/adjustments; restructuring, severance or pension-related charges; or other similar items out of the ordinary course of business.

2.2. “Administrative Regulations” shall mean the procedures and regulations established by the Committee pursuant to Article III hereof for the purpose of administering the Plan.

2.3. “Award” shall mean an award of incentive compensation pursuant to the Plan.

2.4. “Award Fund” shall mean the aggregate amount made available in any Performance Year pursuant to Article V hereof from which Awards determined under Article VI hereof may be made.

2.5. “Change in Control” shall mean any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (c)(1), (c)(2) and (c)(3) of this definition;

(b) Individuals who, as of January 1, 2010, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

2.6. “CIC Incentive Award” shall mean:

(a) with respect to each CIC Participant whose Employment Termination Date does not occur during the Performance Year immediately preceding the Performance Year in which the Change in Control occurs (the “Pre-CIC Performance Year”), the product of (1) such Participant’s Guideline Incentive Award for the Performance Year in which the Change in Control occurs and (2) the quotient of (A) the number of full and partial months in the CIC Short Period divided by (B) twelve (12); and

(b) with respect to each CIC Participant whose Employment Termination Date occurs during the Pre-CIC Performance Year, the product of (1) such Participant’s Guideline Incentive Award for the Pre-CIC Performance Year and (2) the quotient of (A) the number of full and partial months from January 1 of the Pre-CIC Performance Year through such CIC Participant’s Employment Termination Date divided by (B) twelve.

2.7. “CIC Participant” shall mean any of the following:

(a) a Participant who is employed by the Company or any entity in the Company Group on the date of the Change in Control and who does not incur a termination for Just Cause before payment of the CIC Incentive Award;

(b) a Participant who is a participant in the Company’s Special Executive Severance Plan and incurs a “Qualifying Termination” (as defined in such plan) before the Change in Control;

(c) a Participant whose employment is terminated by the Company or any entity in the Company Group (other than for Just Cause) before the Change in Control, or a Participant who terminates employment for one of the reasons set forth in subsections (c)(1), (2), and (3) below, if the Participant can demonstrate that such termination of employment or circumstance in subsection (c)(1), (2), or (3) below leading to the termination of employment was at the request of a third party with which the Company had entered into negotiations or an agreement with regard to a Change in Control or otherwise occurred in connection with a Change in Control; provided, however, that in any case covered by this paragraph (c), the Change in Control actually occurs within one (1) year following the Employment Termination Date:

(1) the assignment to such Participant of any duties inconsistent in a way significantly adverse to such Participant, with such Participant’s positions, duties, responsibilities and status with the Company or any entity in the Company Group immediately prior to the Participant’s Employment Termination

Date, or a significant reduction in the duties and responsibilities held by the Participant immediately prior to the Participant’s Employment Termination Date, in each case except in connection with such Participant’s termination of employment by the Company or any entity in the Company Group for Just Cause; or

(2) a reduction by the Company or an entity in the Company Group in the Participant’s combined annual base salary and guideline (target) bonus as in effect immediately prior to the Participant’s Employment Termination Date; or

(3) the Company or any entity in the Company Group requires the Participant to be based anywhere other than the Participant’s present work location or a location within thirty-five (35) miles from the present location; or requires the Participant to travel on Company or Company Group business to an extent substantially more burdensome than such Participant’s travel obligations during the period of twelve (12) consecutive months immediately preceding the Participant’s Employment Termination Date;

provided, however, that in the case of a Participant whose employment terminates under clauses (1), (2) or (3) of this subparagraph (c), such Participant shall not be deemed to be a CIC Participant on the basis of such termination unless the termination occurs within 120 days after the occurrence of the event or events constituting the reason for the termination.

2.8. “CIC Short Period” shall mean the portion of the Performance Year in which a Change in Control occurs from January 1 to the date of the occurrence of a Change in Control.

2.9. “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.10. “Committee” shall mean the committee appointed to administer the Plan by the Board of Directors of the Company, as constituted from time to time. The Committee shall consist of at least two (2) members of the Board of Directors, each of whom shall meet applicable requirements set forth in section 162(m) of the Code and the regulations thereunder.

2.11. “Company” shall mean Sunoco, Inc., a Pennsylvania corporation.

2.12. “Company Group” shall mean the Company, together with any corporation, limited liability company, partnership, association or other entity the accounts of which are consolidated with those of the Company in the Company’s consolidated financial statements.

2.13. “Employment Termination Date” shall mean the date on which a Participant separates from service as defined in Section 409A of the Code and the regulations thereunder.

2.14. “Guideline Incentive Award” shall mean the Award calculated for each Participant by multiplying the individual’s base salary effective on January 1 of the applicable Performance Year by the applicable guideline percentage established by the Committee no later than ninety (90) days after the commencement of each Performance Year.

2.15. “Just Cause” shall mean, as determined by the Committee:

(a) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or any entity in the Company Group (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board of Directors or the Chief Executive Officer that specifically identifies the manner in which the Board of Directors or the Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties;

(b) indictment of the Participant for a felony in connection with the Participant’s employment duties or responsibilities to the Company or any entity in the Company Group that is not quashed within six (6) months;

(c) conviction of Participant of a felony;

(d) willful conduct by the Participant in connection with the Participant’s employment duties or responsibilities to the Company or any entity in the Company Group that is gross misconduct (including, but not limited to, dishonest or fraudulent acts) and places the Company or any entity in the Company Group at risk of material injury; or

(e) the Participant’s failure to comply with a policy of the Company or any entity in the Company Group that places the Company or any entity in the Company Group at risk of material injury.

For purposes of this Section 2.15, no act, or failure to act, on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company or any entity in the Company Group. In addition, for purposes of this Section 2.15, “injury” shall include, but not be limited to, financial injury and injury to the reputation of the Company or any entity in the Company Group. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company or any entity in the Company Group.

2.16. “Participant” shall mean the individuals described in Article IV of this Plan.

2.17. “Performance Year” shall mean each consecutive twelve-month period commencing on January 1 of each year during the term of this Plan and coinciding with the Company’s fiscal year.

2.18. “Plan” shall mean this Sunoco, Inc. Senior Executive Incentive Plan, as amended from time to time.

2.19. “Subsidiary” shall mean any corporation, domestic or foreign (other than the Company), partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

III. ADMINISTRATION

The Plan shall be administered by the Committee. The Committee may, by majority vote, establish Administrative Regulations as it deems, in its discretion, necessary for the proper administration of the Plan and make such determinations and take such action in connection with or in relation to the Plan as it deems necessary. Each determination made by the Committee shall be final, binding and conclusive for all purposes and upon all persons. The Committee may rely conclusively on the determinations made by the Company’s independent public accountants with respect to matters within their expertise.

IV. ELIGIBILITY

The Chief Executive Officer of Sunoco, Inc., senior executives reporting directly to the Chief Executive Officer of Sunoco, Inc., and any other executive officer designated by the Committee as a Participant are eligible to participate in the Plan. No later than 90 days after the commencement of each Performance Year, the Committee shall, in writing, designate the Participants who are eligible to receive an Award for such Performance Year.

V. AWARD FUND

An Award Fund shall be established at 3.0% of the Company Group’s Adjusted EBITDA for each Performance Year. No amounts shall be paid under the Plan for any Performance Year unless the Company Group has Adjusted EBITDA in such Performance Year. However, the Committee reserves the right to decrease the amount of the Award Fund in any given Performance Year.

VI. AWARDS

6.1. If the Company Group has Adjusted EBITDA for the applicable Performance Year, each Participant may receive an Award for such Performance Year that shall be no more than (a) for the Chief Executive Officer, the lesser of (1) the Applicable CEO Amount and (2) $8 million, and (b) for each other Participant, the lesser of (1) the Applicable Participant Amount and (2) $4 million.

6.2. For purposes of this Article VI, the following terms shall have the meanings set forth below:

(a) “Applicable CEO Amount” shall mean, with respect to the applicable Performance Year, the product obtained by multiplying (1) the Award Fund with respect to such Performance Year by (2) the Applicable CEO Percentage.

(b) “Applicable CEO Percentage” shall mean, with respect to the applicable Performance Year, the quotient obtained by dividing (1) eight by (2) the Applicable Denominator.

(c) “Applicable Denominator” shall mean, with respect to the applicable Performance Year, the sum obtained by adding (1) eight and (2) the product obtained by multiplying (A) four and (B) the number of eligible Participants, other than the Chief Executive Officer, with respect to such Performance Year.

(d) “Applicable Participant Amount” shall mean, with respect to the applicable Performance Year, the product obtained by multiplying (1) the Award Fund with respect to such Performance Year by (2) the Applicable Participant Percentage.

(e) “Applicable Participant Percentage” shall mean, with respect to the applicable Performance Year, the quotient obtained by dividing (1) four by (2) the Applicable Denominator.

VII. LIMITATIONS

7.1. The Committee may not increase the amount payable with respect to any Award, but the Committee reserves the right to decrease or eliminate any Award to any Participant. In determining Awards, the Committee shall exercise discretion only to the extent permitted in section 162(m) of the Code and the regulations thereunder for performance-based compensation. In making such determinations, the Committee may establish factors to take into account in implementing its discretion, including, but not limited to, achievement of short-term business objectives and individual objectives, achievement by Participants of long-term goals of the Company or any entity in the Company Group, and, except in the case of the Award for the Chief Executive Officer of the Company, the recommendations of the Chief Executive Officer of the Company.

7.2. No director, officer, or employee of the Company or any entity in the Company Group, nor any other person shall have the authority to enter into any agreement with any person for the making or payment of an Award or to make any representation or warranty with the respect thereto.

VIII. PAYMENT

8.1. All Awards shall be charged against the Award Fund and will be paid in cash, subject to Section 8.3 below.

8.2. Prior to the payment of any Award under the Plan, the Committee shall certify in writing that all applicable material conditions for such Award, including the conditions set forth in Article V, Article VI and this Article VIII, have been satisfied. In making this certification, the Committee will be entitled to rely upon an appropriate officer’s certificate from the Company’s Chief Financial Officer. Subject to the immediately preceding sentence, payment of the individual Awards will be made in cash less the withholding of appropriate taxes. Except as provided in Section 8.3 below, payment of an Award will be made in a lump sum and no later than two and one-half (2 1/2) months after the end of the calendar year to which the Award relates.

8.3. If a Participant is due an Award that exceeds 150% of the Participant’s Guideline Incentive Award, one-half (50%) of such excess amount automatically shall be deferred into share units in the Sunoco, Inc. Executive Involuntary Deferred Compensation Plan, provided that no deferral shall be made unless the amount to be deferred pursuant hereto is equal to or greater than $15,000.

IX. FORFEITURE AND/OR PRORATION OF AWARD

9.1. Forfeiture. Except as otherwise provided in the event of a Change in Control, if a Participant voluntarily terminates his or her employment with the Company or any entity in the Company Group (for any reason other than retirement, death, permanent disability, approved leave of absence) prior to December 31 of any Performance Year, such Participant will not receive payment of any Award for such Performance Year. Likewise, a Participant will not receive payment of any Award for a particular Performance Year if no Change in Control has occurred and the Participant’s employment with the Company or an entity in the Company Group is terminated for Just Cause before March 15 of the succeeding calendar year.

9.2 Proration.

(a) A pro-rated Award, reflecting participation for a portion of the Performance Year during which the Participant was employed in an eligible position, will be paid to any Participant whose employment status changed during the Performance Year as a result of death or permanent disability (as determined by the Committee), or due to retirement, approved leave of absence, or termination at the request of the Company’s or any entity in the Company Group (other than for Just Cause).

(b) Unless otherwise required by applicable law, any pro-rated Award for the Performance Year payable hereunder will be paid on the date when Awards are otherwise payable for such Performance Year as provided in the Plan.

X. CHANGE IN CONTROL

10.1. Effect of Change in Control. The terms of this Article X shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control, and once operative shall supersede and control over any other provisions of this Plan that are inconsistent with this Article X. In the event of a Change in Control, the Company shall pay, and each CIC Participant shall receive, such CIC Participant’s CIC Incentive Award in cash in a lump sum within thirty (30) days following the occurrence of a Change in Control.

10.2. Attorney’s Fees. The Company shall pay all legal fees and related expenses incurred by or with respect to a Participant during his or her lifetime or within ten (10) years after his or her death in seeking to obtain or enforce payment of the CIC Incentive Award to which such Participant may be entitled under the Plan after a Change in Control; provided, however, that the Participant (or a Participant’s representative) shall be required to repay any such amounts to the Company to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant (or the Participant’s representative) was frivolous or advanced in bad faith. Reimbursement shall be made on or before the close of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement under this provision in one calendar year may not affect the amount of expenses eligible for reimbursement under this provision in any other calendar year.

10.3. Non-Contravention. Notwithstanding the provisions of Article X hereof, no action taken by the Committee or the Board of Directors after a Change in Control, or before, but in connection with, a Change in Control, may (1) terminate or reduce the CIC Incentive Award or prospective CIC Incentive Award without the express written consent of such Participant, or (2) adversely affect a Participant’s rights under Section 10.2 in connection with such Change in Control.

XI. PLAN AMENDMENT, SUSPENSION OR TERMINATION

This Plan may be amended or revised at any time by the Committee and may be discontinued or terminated in whole or in part at any time by the Board of Directors, except as provided in Article X; provided, however, that no amendment requiring shareholder approval under section 162(m) of the Code will be made without obtaining such shareholder approval. The Plan will continue in operation until discontinued or terminated as herein provided.

XII. FORFEITURE

12.1. Forfeiture. Unless otherwise determined by the Committee, if (a) the Company is required to prepare a material negative accounting restatement due to the noncompliance of the Company with any financial reporting requirement under the securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) was grossly negligent with respect to such misconduct or (3) knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that a Participant engaged in willful fraud, embezzlement or other similar misconduct materially detrimental to the Company or any entity in the Company Group, the Company may require the Participant to pay to the Company an amount (the “Forfeiture Amount”) equal to (A) in the case of a forfeiture pursuant to clause (a) hereof, the sum of all amounts paid in settlement of any Award granted to the Participant that pertains to performance during the Performance Year that includes the period covered by the financial restatement or (B) in the case of a forfeiture pursuant to clause (b) hereof, the sum of all amounts paid in settlement of any Award granted to the Participant in respect of any Performance Year that includes the period during which such misconduct occurred, such Forfeiture Amount to be paid in each case by the Participant within ten days of receipt from the Company of written notice requiring payment by the Participant of the Forfeiture Amount.

12.2. Committee Determination Binding. The Committee shall make all determinations required pursuant to this Article XII in its sole and absolute discretion, and such determinations shall be conclusive and binding on all persons.

12.3. Committee Discretion. Notwithstanding the foregoing provisions, the Committee has sole and absolute discretion not to require a Participant to pay a Forfeiture Amount, and its determination not to require any Participant to pay the Forfeiture Amount with respect to any particular Award or any particular act by any particular Participant shall not in any way reduce or eliminate the Committee’s authority to require payment of any Forfeiture Amount with respect to any other Award, other act or other Participant.

12.4. Effect of Change in Control. Notwithstanding the foregoing, this Article XII shall not be applicable to any Participant following a Change in Control, nor shall this Article XII be applicable to any Participant who is a participant in the Company’s Special Executive Severance Plan and incurs a “Qualifying Termination” (as defined in such plan) before a Change in Control.

12.5. Non-Exclusive Remedy. This Article XII shall be a non-exclusive remedy and nothing contained in this Article XII shall preclude the Company from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of, application of this Article XII.

XIII. MISCELLANEOUS

13.1. Neither the action of the Company in establishing the Plan, nor any action taken by it or by the Committee under the provisions hereof, nor any provision of the Plan, shall be construed as giving to any Participant the right to be retained in the employ of the Company, its Subsidiaries or affiliates.

13.2. The Company may offset against any payments to be made to a Participant or his/her beneficiary under this Plan any amounts owing to the Company, its Subsidiaries or affiliates from the Participant for any reason.

13.3. Nothing in the Plan shall obligate the Company to set aside funds to pay for the Awards determined hereunder, or to pay Awards under this Plan.

13.4. The Plan shall be effective for the Performance Period beginning on January 1, 2010, subject to approval of the Plan by the Company’s stockholders at the 2010 annual meeting.

13.5. The validity, construction and effect of the Plan or any incentive payment payable under the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

13.6. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages, Award payments or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes.

13.7. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.